Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contacts:	Media Contacts:
Christopher Chai	John Bluth
Vice President, Treasury and Investor Relations	Senior Director, Corporate Communications
CV Therapeutics, Inc.	CV Therapeutics, Inc.
(650) 384-8560	(650) 384-8850

CV THERAPEUTICS TO REDEEM 4.75% CONVERTIBLE SUBORDINATED NOTES DUE 2007

PALO ALTO, Calif., July 13, 2005 – CV Therapeutics, Inc. (Nasdaq: CVTX) announced today that it will redeem on August 3, 2005 all of its outstanding 4.75% Convertible Subordinated Notes due March 7, 2007 (the “Notes”). The aggregate principal amount outstanding of the Notes is $79,645,000. The CUSIP numbers for the Notes are 126667AA2 and 126667AB0.

On August 3, 2005, the Notes will be redeemed at a redemption price equal to 101.357% of the principal amount of the Notes, plus a cash payment equal to accrued and unpaid interest to the redemption date per $1,000 principal value of the Notes. Interest on the Notes will cease to accrue on the redemption date, and the only remaining right of the holders thereafter will be to receive the redemption payment, including accrued and unpaid interest to the redemption date.

A notice of redemption will be mailed by Wells Fargo Bank, National Association (successor in interest of Norwest Bank Minnesota, National Association), the trustee for the Notes, to all registered holders of the Notes.

Except for the historical information contained herein, the matters set forth in this press release are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, early stage of development; regulatory review and approval of our products; the timing of clinical trials; the dependence on collaborative and licensing agreements; operating at a loss; commercialization of our products; and other risks detailed from time to time in CVT’s SEC reports, including its most recent Annual Report on Form 10-K and amended Form 10-K/A, and its most recent Quarterly Report on Form 10-Q. CVT disclaims any intent or obligation to update these forward-looking statements.

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